Exhibit 4.3

SECOND AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

This Second Amendment to Stockholder Rights Agreement (this “Second Amendment”) is made effective as of the 5th day of March, 2024. This Second Amendment is an amendment to the Stockholder Rights Agreement, dated as of March 7, 2023 (the “2023 Rights Agreement”), between Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a/ American Stock Transfer & Trust Company, LLC) (the “Rights Agent”), as amended by the Amendment to Stockholder Rights Agreement, dated June 23, 2023, between the Company and the Rights Agent (the “First Amendment”, and together with the 2023 Rights Agreement, the “Rights Agreement”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the Rights Agreement on March 7, 2023;

WHEREAS, on March 7, 2023, the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company authorized and declared a dividend distribution of one purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), outstanding as of the close of business on March 17, 2023 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock issued between the Record Date and the earlier of the Distribution Date and the Expiration Date;

WHEREAS, on June 23, 2023, the Parties agreed to the First Amendment, which removed obsolete language from the Rights Agreement relating to Apeiron Investment Group, Ltd. and certain of its affiliates;

WHEREAS, the Special Committee has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to extend the Final Expiration Date to the Close of Business on March 7, 2025;

WHEREAS, the Special Committee has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to remove certain obsolete language from the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company may in its sole discretion, and the Rights Agent shall, if the Board so directs, amend any provision of the Rights Agreement as the Board may deem necessary or desirable without the approval of any holder of Right Certificates and, upon delivery of a certificate from an appropriate officer of the Company which states that the proposed amendment is in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, a Section 11(a)(ii) Event has not yet occurred;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Second Amendment complies with the terms of Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendment to Rights Agreement.

a.

In subpart (a) of Section 1 (the definition of “Acquiring Person”), the proviso beginning with the words “provided, however, that a Person who Beneficially Owns” is hereby deleted and replaced in its entirety with the following:

“provided, however, that a Person who Beneficially Owns 10% or more of the shares of Common Stock of the Company then outstanding as of the time of the first public announcement of the declaration of the Rights dividend with a group shall only be entitled to rely on the provisions set forth in this sentence if the membership or existence of such group has been publicly disclosed prior to the first public announcement of the declaration of the Rights dividend”.

b.	In subpart (b) of Section 1 (the definition of “Acting in Concert”), the text of such subpart is hereby deleted and replaced in its entirety with the following: “[Section Reserved.]”.

c.	In subpart (e)(iii) of Section 1 (the definition of “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership”), the following words are hereby deleted: “(A) is Acting in Concert or (B)”.

d.	The text of subpart (a)(i) of Section 7 is hereby deleted and replaced in its entirety with the following:

“the Close of Business on March 7, 2025 (the “Final Expiration Date”),”

e.

In the first paragraph of the Form of Right Certificate (Exhibit B of the Rights Agreement), at page B-1, the first sentence beginning with the words “NOT EXERCISABLE AFTER MARCH 7, 2024” is hereby deleted and replaced in its entirety with the following:

“NOT EXERCISABLE AFTER MARCH 7, 2025, OR EARLIER IF NOTICE OF REDEMPTION IS GIVEN.”

f.

In the second paragraph of the Form of Right Certificate (Exhibit B of the Rights Agreement), at page B-1, the first sentence beginning with the words “This certifies that” is hereby deleted and replaced in its entirety with the following:

“This certifies that ________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Stockholder Rights Agreement dated as of March 7, 2023 (the “Rights Agreement”) between Sensei Biotherapeutics, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the close of business on March 7, 2025 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one ten-thousandth of a fully paid, non-assessable share of the Series A Junior Participating Cumulative Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $________ per one ten-thousandth of a share (the “Exercise Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and the related Certificate duly executed.”

g.

In the last paragraph of the Form of Summary of Rights (Exhibit C of the Rights Agreement), at page C-4, the last sentence beginning with the words “Expiration Date: The Rights are not” is hereby deleted and replaced in its entirety with the following:

“Expiration Date: The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 7, 2025, unless previously redeemed or exchanged by the Company.”

Section 2. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Second Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Second Amendment. In the event of any conflict between the terms of this Second Amendment and the Rights Agreement, this Second Amendment shall control.

Section 3. Severability. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Second Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Second Amendment would adversely affect the purpose or effect of this Second Amendment, the right of redemption set forth in Section 23 the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board.

Section 4. Governing Law. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 5. Descriptive Headings. Descriptive headings of the sections of this Second Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

SENSEI BIOTHERAPEUTICS, INC.

By:	/s/ Christopher W. Gerry
Name: Christopher W. Gerry
Title: General Counsel and Secretary

EQUINITI TRUST COMPANY, LLC

By:	/s/ Steve Hoffman
Name: Steve Hoffman
Title: SVP, Relationship Director

Signature Page to

Second Amendment to the Stockholder Rights Agreement